EXHIBIT 32.1

SECTION 1350 CERTIFICATION

The undersigned, Stephen W. Ensign, is the President and Chief Executive Officer of New Hampshire Thrift Bancshares, Inc. (the “Company”). This statement is being furnished in connection with the filing by the Company of the Company’s Annual Report on Form 10-Q for the quarter ended September 30, 2005 (the “Report”).

By execution of this statement, I certify that:

A)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)) and

B)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods covered by the Report.

Date: November 15, 2005	/s/ Stephen W. Ensign
Stephen W. Ensign
President and Chief Executive Officer